Exhibit 10(q)

                                                             As of March 1, 1994

George S. Abrams
22 Bernard Lane
Waban, MA  02168

Dear Mr. Abrams:

          Viacom Inc. ("Viacom") desires that you perform certain services for Viacom as provided for in this Agreement upon the following terms and conditions:

      1.            Term.

                    The term of this Agreement commences on March 1,
                1994 and, shall continue unless terminated by Viacom or you pursuant to Section 5 hereof.

      2.            Duties and Responsibilities.

                    You shall provide advice to Viacom respecting
                legal and governmental relations matters or such other matters as Viacom through its Executive Vice President, General Counsel and Chief Administrative Officer may request (the "Services") on a non-exclusive basis. You shall devote the appropriate portion of your time to perform the Services; however, nothing herein shall prevent you from fulfilling any of your obligations as a director of Viacom, Viacom International Inc. or Paramount Communications Inc. or engaging in other businesses and activities that are not in violation of your obligations hereunder. You shall inform Viacom promptly of any conditions or limitations which will or might affect your performance of the services contemplated hereunder, including legal, ethical and personal conflicts; however, your failure to comply with these provisions shall not relieve you of any of your duties, liabilities or obligations hereunder.

      3.            Independent Contractor.

                    In performing the Services, you shall be an
                independent contractor and not an employee. You shall comply with instructions from Viacom concerning the nature and objective of the Services, but you have the discretion to determine the manner and precise timing of your performance of the Services. Except as specifically authorized by Viacom, during performance of the Services you do not have the authority to contractually bind Viacom and you are not Viacom's agent.

      4.            Compensation.

                    For all Services rendered by you in any capacity
                hereunder, Viacom agrees to pay you the sum of ten thousand dollars ($10,000) monthly in the manner set forth herein, in addition to reimbursement by Viacom for reasonable travel and other expenses incurred in the performance of the Services.

                    Viacom shall issue you a check in the amount of
                ten thousand dollars ($10,000) on the 10th day of the month following each month during which you perform the Services (other than for March, 1994, the fee for which will be paid by check promptly upon your execution of this Agreement). Additionally, a check will be issued to you for reimbursement of expenses reasonably incurred in conjunction with the Services upon submission of an invoice adequately describing the expenses paid by you. Each such invoice shall be accompanied and supported by satisfactory evidence of the reimbursable expenses listed thereon. Payment to you of each monthly amount shall constitute full and sufficient compensation for the Services. Payment of any invoice for expenses shall not prejudice Viacom's right to dispute the accuracy thereof.

                    You shall retain all related accounting and other
                documentation for a period of 2 years after performance of the Services and expenses on each such invoice.

      5.            Termination.

                    Each of Viacom and you shall have the right to
                terminate this Agreement immediately upon written notice as provided in Section 7.

      6.        Assignment.

                You shall not assign your rights or delegate your duties hereunder without the prior written consent of Viacom.

      7.        Notices.

                All notices, invoices, changes of address, or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered or when deposited in the U.S. mail, postage prepaid, as follows:

                    If to Viacom:   Viacom International Inc.
                                    Executive Vice President, General
                                     Counsel and Chief Administrative Officer
                                     1515 Broadway
                                     New York, NY 10036

                If to you, at your address as set forth above.

                Notwithstanding the foregoing, if exigent circumstances exist, telephonic communication shall suffice if promptly followed by confirmation of such communication in the manner described above.

                Either party may change its or his address for the purpose of this paragraph by written notice similarly given.

      8.        Governing Law.

                This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the courts of New York State shall have exclusive jurisdiction over any matter arising under this Agreement.

      9.        Void Provisions.

                If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

      10.       Survival.

                The provisions of Sections 4 and 8 shall survive any termination or expiration of this Agreement.

      11.       Entire Agreement.

                The terms and provisions of this Agreement constitute the entire agreement between Viacom and you with respect to the Services and supersede all communications, representations or agreements, either verbal or written. This Agreement may not be modified, amended or supplemented, or extended except by written instrument executed by both Viacom and you.

          If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.


                                                     Very truly yours,


                                                      VIACOM INC.

                                                    By:  /s/ Philippe P. Dauman
                                                        ----------------------
                                                        Philippe P. Dauman
                                                        Executive Vice
                                                        President, General
                                                        Counsel and Chief
                                                        Administrative Officer


ACCEPTED AND AGREED:


/s/ George S. Abrams
-------------------
George S. Abrams